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Filed pursuant to Rule 424(b)(3)
Registration No. 333-220428

SUPPLEMENT
TO
PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus supplement, dated December 15, 2017, supplements the proxy statement of Boulevard Acquisition Corp. II ("Boulevard") and the prospectus of Boulevard Acquisition Corp II Cayman Holding Company, which is expected to change its name to Estre Ambiental, Inc. upon the closing of the proposed transaction described therein ("ESTR"), dated December 8, 2017 (the "Proxy Statement/Prospectus"), relating to a proposed reorganization and recapitalization transaction between Boulevard, Estre Ambiental S.A. ("Estre"), ESTR and BII Merger Sub Corp. ("Merger Sub"), pursuant to which Estre will become an indirect subsidiary of ESTR (the "Transaction"). This supplement to the Proxy Statement/Prospectus (this "Supplement") should be read in conjunction with the Proxy Statement/Prospectus, which was previously mailed to Boulevard's stockholders on or about December 8, 2017. The information in this Supplement is qualified by reference to the Proxy Statement/Prospectus, except to the extent information in this Supplement updates or supersedes the information contained in the Proxy Statement/Prospectus.

        The purpose of this Supplement is to provide information regarding a number of developments in connection with the Transaction. The Transaction is currently expected to close shortly after Boulevard's special meeting of stockholders to approve the Transaction on December 21, 2017.

        The special meeting of Boulevard's stockholders will be held on December 21, 2017, at 8:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at the MetLife Building, 200 Park Avenue, New York, NY 10166. In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on December 19, 2017 (two business days before the special meeting), (i) submit a written request to Boulevard's transfer agent that Boulevard redeem your shares for cash, and (ii) deliver your stock to Boulevard's transfer agent physically or electronically through Depository Trust Company as described in the Proxy Statement/Prospectus.

        See "Risk Factors" beginning on page 77 of the Proxy Statement/Prospectus for factors you should consider in connection with the Transaction.

 PRIVATE PLACEMENTS

        A number of unrelated institutional investors have agreed to purchase, in private placements (the "Private Placements"), ordinary shares, par value $0.0001 per share, of ESTR (the "Ordinary Shares") for an aggregate purchase price of approximately US$130 million, resulting in total potential gross proceeds to Estre in the Transaction of between $130 million and $500 million, depending on the level of redemptions by Boulevard's public stockholders.

        The Ordinary Shares to be purchased in the Private Placements will be identical to the Ordinary Shares to be issued to Boulevard's existing stockholders and Estre's existing shareholders in the Transaction.

        While the per share sale price of the Ordinary Shares in the Private Placements is $10.00 per share, the purchasers in the Private Placements will receive from ESTR at closing an additional two Ordinary Shares for each 10 Ordinary Shares purchased. Accordingly, 15,438,000 Ordinary Shares will be issued in the Private Placements. The issuance of the approximately 2.6 million incremental shares will be neutral to Boulevard's stockholders because of the forfeiture of 3.7 million shares of Class B common stock, par value $0.0001 per share, of Boulevard by Boulevard's sponsor, Boulevard Acquisition Sponsor II, LLC (the "Sponsor") pursuant to Amendment No. 1 to the Forfeiture and Waiver Agreement, dated December 7, 2017, by and among Boulevard, Estre and the Sponsor (as disclosed in the Proxy Statement/Prospectus).

        In addition, 3,748,600 warrants to purchase Ordinary Shares at $11.50 per share will be issued as further consideration to the institutional investor that has agreed to purchase the greatest number of Ordinary Shares in the Private Placements. The issuance of warrants is neutral to Boulevard's stockholders due to the Warrant Forfeiture Agreement among the Sponsor, Boulevard and Estre, pursuant to which the Sponsor will forfeit an equal number of warrants to purchase shares of Boulevard common stock that it currently holds.

        It is expected that a registration statement of ESTR with respect to the resale of all Ordinary Shares issued in connection with the Private Placements will be filed with the Securities and Exchange Commission within 15 business days following the closing of the Transaction.

        This Supplement updates the disclosure in the sections entitled "Certain Agreements Related to the Transaction" beginning on page 159 and "Description of ESTR Share Capital" beginning on page 328 of the Proxy Statement/Prospectus and any other applicable section of the Proxy Statement/Prospectus.

 DEBT REPAYMENT

        As disclosed in the Proxy Statement/Prospectus, Estre has previously entered into a binding facility commitment letter dated August 10, 2071 with BTG Pactual, Itaü BBA and Santander, the holders of its debentures, which provided for the restructuring of Estre's existing debentures through a prepayment of U.S. $200 million, a partial debt write down and the refinancing of the balance of the debentures through the issuance of new debentures with new terms. The debt restructuring is conditional upon closing of the Transaction and will be effected on the closing date of the Transaction. For further information, see "Debt Restructuring" in the Proxy Statement/Prospectus.

        On December 7, 2017, Estre amended the binding facility commitment letter, pursuant to which the holders of Estre's existing debentures have agreed to amend the required prepayment in connection with the Transaction to a defined range of the repayment of a minimum debt prepayment of $100 million and a maximum debt prepayment of $200 million. For purposes of the required repayment to the holders of Estre's existing debentures, the proceeds available to Estre as a result of the Transaction will consist of cash received from the sale of Ordinary Shares in the Private Placements, plus cash remaining in Boulevard after the making of all payments required to be made in respect of redeemed shares of Class A common stock, par value $0.0001 per share, of Boulevard (the "Public Shares"), and reduced by the amount of fees and expenses payable in connection with the Transaction.

        All repayments within the debt prepayment range referred to above, either in connection with consummation of the Transaction, or in the future in connection with any proceeds from equity issuances by ESTR, will be at the same discount as had originally been agreed to by the debt holders in connection with the Transaction.

        Estre and Boulevard have agreed to reduce the minimum cash amount required to be available at closing of the Transaction to $130 million pursuant to Amendment No. 2 to the Business Combination Agreement, dated as of December 13, 2017, by and among Estre, ESTR, Boulevard and Merger Sub. Assuming satisfaction of all other closing conditions as described in the Proxy Statement/Prospectus, this change in the minimum cash condition assures that the Transaction will close, notwithstanding the extent to which the holders of Public Shares choose to redeem their Public Shares.

        This Supplement updates the disclosure in the sections entitled "The Transaction Agreement—Consideration to be Received in the Transaction" beginning on page 145 of the Proxy Statement/Prospectus and "The Transaction Agreement—Conditions to Complete the Transaction" beginning on page 154 of the Proxy Statement/Prospectus as well as any other applicable section of the Proxy Statement/Prospectus.

        In addition, the risk factor headed "Risk Factors—Risks Related to Estre—Risks Related to Estre's Business—Estre's auditors have issued a "going concern" audit opinion, and its ability to continue as a going concern is dependent on its ability to successfully implement its restructuring plan" in the Proxy Statement/Prospectus should be read in light of the information set forth in this Supplement. As described above, the minimum required debt prepayment is lower than as described in the Proxy Statement/Prospectus. As described in that risk factor, among other things, as of June 30, 2017, Estre recorded negative working capital (defined as total current assets minus total current liabilities) of R$1,288.7 million and a capital deficiency of R$483.6 million. No assurance can be given that the Transaction will be effective in resolving Estre's negative working capital and capital deficiency. See also, "Unaudited Condensed Combined Pro Forma Financial Information" below.

 COMPARATIVE PER SHARE DATA

        The following table sets forth the per share data of Boulevard and Estre on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2016 and the six months ended June 30, 2017 after giving effect to the Transaction, (i) assuming no Boulevard stockholders exercise redemption rights with respect to their public shares upon the consummation of the Transaction, and (ii) assuming that Boulevard's Public Stockholders exercise their redemption rights with respect to a maximum of 14 million Public Shares upon consummation of the Transaction, and in each case assuming that (i) 15,438,00 million Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors, (ii) 1,783,381 Ordinary Shares are issued to the Employee Compensation Entity referred to herein, and (iii) no additional no additional shares of Boulevard Common Stock are issued.

        You should read the information in the following table in conjunction with the selected historical financial information summary included in the proxy statement/prospectus, and the historical financial statements of Boulevard and Estre and related notes that are included in the proxy statement/prospectus. The unaudited Boulevard and Estre pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial statements and related notes included in the proxy statement/prospectus.

        The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Boulevard and Estre would have been had the companies been combined during the period presented.

	Estre	Boulevard	Pro Forma Combined Assuming No Redemptions Scenario 1	Pro Forma Combined Assuming Maximum Redemptions Scenario 2	Equivalent Pro Forma Scenario 1	Equivalent Pro Forma Scenario 2
	(in thousands of reais except number of shares and per share amounts)
Six Months Ended June 30, 2017
Profit for the period from continuing operations	132,605	274	193,614	155,799	193,614	155,799
Cash dividends declared	—	—	—	—	—	—
Stockholders' (deficit) equity at June 30, 2017	(479,578)	16,540	1,245,510	(64,610)	1,245,510	(64,610)
Number of weighted average shares outstanding—basic and diluted (in thousands)	108,104	10,920	89,156	52,156	309,232	180,900
Basic and diluted net profit per share (in reais)	1.227	0.025	2.172	2.987	0.626	0.861
Cash dividends declared per share	—	—	—	—
Book value per share—basic and diluted—at June 30, 2017 (in reais)	(4.436)	1.515	13.970	(1.239)	4.028	(0.357)
Year Ended December 31, 2016
(Loss) profit for the year/period from continuing operations	(338,513)	(859)	(184,828)	(245,431)	(184,828)	(245,431)
Stockholders equity (deficit) at December 31, 2016	(621,236)	16,296	n/a	n/a	n/a	n/a
Cash dividends declared	—	—	—	—	—	—
Number of weighted average shares outstanding—basic and diluted (in thousands)	108,104	10,895	89,156	52,156	309,232	180,900
Basic and diluted net loss per share (in reais)	(3.131)	(0.079)	(2.073)	(4.706)	(0.598)	(1.357)
Cash dividends declared per share	—	—	—	—	—	—
Book value per share—basic and diluted—at December 31, 2017 (in reais)	5.746	1.492	n/a	n/a	n/a	n/a

        This Supplement updates the disclosure in the section entitled "Comparative Per Share Data" beginning on page 71 of the Proxy Statement/Prospectus as well as any other applicable section of the Proxy Statement/Prospectus.

 UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

        On September 11, 2017, Boulevard, a company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses, which is sponsored by a subsidiary of the Avenue Capital Group, and Estre, the largest waste management company in Brazil and Latin America, entered into the Transaction Agreement in which Boulevard will enter into a business combination with Estre. As a result of the Transaction (as defined below), Estre will become a wholly-owned indirect subsidiary of ESTR (as defined below).

        Under the terms of the Transaction, all or almost all of Estre's shareholders will contribute their Estre Shares to a holding company in the Cayman Islands (which is referred to herein as ESTR) and receive Ordinary Shares of ESTR. Therefore, Estre will become a wholly-owned indirect subsidiary of ESTR. On closing of the Transaction, Boulevard will also become a partially-owned subsidiary of ESTR, which will be a publicly-held company with NASDAQ-listed shares, and Boulevard's outstanding Public Shares will be converted into one-for-one Ordinary Shares of ESTR. The existing Boulevard warrants to subscribe for Boulevard shares will become ESTR warrants to subscribe for Ordinary Shares of ESTR, with an exercise price of US$11.50 per share. The Ordinary Shares issuable upon the exercise of the ESTR warrants have not been included in the calculation of ESTR's pro forma capital stock and pro forma diluted earnings per share, as such warrants are estimated to be out of the money. In addition, in relation to Estre's stock option plan, upon consummation of the Transaction, the 142,698 options outstanding will not be exchanged for options in ESTR's shares and their original terms will not be amended. When the options are exercised, Estre will issue shares or cash for an amount of approximately R$ 0.9 million. As such, the potential exercise of the Estre stock options has not been considered in the unaudited condensed combined pro forma financial information. See "Personnel and Human Resources Policy—Stock Option Plans".

        The shareholders of Estre will not receive any cash as a result of the Transaction, and the only consideration they receive will be the Ordinary Shares of ESTR under Scenario No. 1. Immediately following closing of the Transaction and assuming that (i) there will be no redemptions of Public Shares by Boulevard's Public Shareholders, (ii) 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors, (iii) Boulevard's sponsor forfeits 3.7 million shares of Boulevard Common Stock that are currently owned by it, and (iv) 1,783,381 Ordinary Shares are issued to the Employee Compensation Entity referred to below, the shareholders of Estre immediately prior to closing of the Transaction (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) will hold approximately 35.0% of the outstanding shares of ESTR and the shareholders of Boulevard immediately prior to consummation of the Transaction will hold approximately 47.7% of the outstanding shares of ESTR.

        Under Scenario No. 2, immediately following closing of the Transaction and assuming that (i) all 37,000,000 Public Shares will be redeemed by Boulevard's Public Shareholders, (ii) 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors, (iii) Boulevard's sponsor forfeits 3.7 million shares of Boulevard Common Stock that are currently owned by it, and (iv) 1,783,381 Ordinary Shares are issued to the Employee Compensation Entity referred to below, the shareholders of Estre immediately prior to closing of the Transaction (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) will hold approximately 59.8% of the outstanding shares of ESTR and the shareholders of Boulevard immediately prior to consummation of the Transaction will hold approximately 10.6% of the outstanding shares of ESTR.

        The transaction, which was approved by the Board of Directors of Boulevard and Estre, is expected to be completed on December 21, 2017. Closing of the Transaction is subject to the approval of Boulevard's shareholders (which meeting is to be held on December 21, 2017) and is subject to the satisfaction of other customary conditions for closing of the Transaction.

        The unaudited pro forma condensed combined financial information combines the historical financial statements of Boulevard and Estre to illustrate the effect of the transactions referred to herein.

        The assumptions and estimates underlying the unaudited pro forma adjustments established in unaudited condensed combined pro forma financial information are described in the notes and are summarized below. The unaudited condensed combined pro forma financial information is stated for illustrative purposes only and is not necessarily indicative of the results of operation or financial position that would have been had the Transaction occurred on the dates indicated. In addition, unaudited condensed combined pro forma financial information is not intended to project ESTR's future results of operation or financial position. Unaudited pro forma adjustments represent management's estimates based on the information made available as of the date of such information and are subject to change as additional information becomes available and additional analyses are performed.

        The unaudited condensed combined pro forma financial information presents two scenarios as follows:

  •
  Scenario No. 1 assumes that none of Boulevard's existing Public Stockholders exercise their redemption rights in connection with the special meeting of shareholders of Boulevard to be held to approve, among other things, the Transaction and further assumes that 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors, that 1,783,381 Ordinary Shares are issued to the Employee Compensation Entity referred to below and that no additional no additional shares of Boulevard Common Stock are issued. For purposes of the pro forma condensed combined statement of financial position under Scenario No. 1, US$29.8 million of available cash is required for the payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering. Accordingly, Scenario No. 1 assumes that the closing of the Transaction will provide US$501,024 (R$1,657,460 at a rate of R$3.308 per US$1.00) of gross proceeds to ESTR (substantially all of which will be transferred to Estre), or US$471,180 (R$1,558,735 at a rate of R$3.308 per US$1.00) in proceeds net of transactions costs. Assuming the closing of the Transaction had occurred on June 30, 2017, the capital stock included in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$1,543,148 comprised of 89,156,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the exercise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 1 assumes that the net proceeds from the Transaction are used for partial repayment of R$661,600 (US$200,000 at a rate of R$3.308 per US$1.00) of outstanding debentures issued by Estre in June 2011 and December 2012, to Banco BTG Pactual S.A, Banco Itaú S.A and Banco Santander (Brasil) S.A., which is the maximum mandatory amount of prepayment from the proceeds of equity issuances. For the presentation of the unaudited condensed combined pro forma statement of profit or loss, the indebtedness is assumed to be repaid as of January 1, 2016, taking into account the debt balance comprised of the principal plus interest owed on such date, which amounted to R$1,424,662. A partial debt write-off is reflected in such debt balance, due to a write-off on the balance of the outstanding principal and interest of debentures at the closing date being offered by the creditors in connection with the Transaction, resulting in a reduction in the amount by R$165,400. After the partial debt write-off, taking into account the partial repayment of R$661,600 of outstanding debt, the resulting debt balance as of January 1, 2016 is R$597,662, all classified as noncurrent due to a three-year grace period on payments of principal agreed with Estre's creditors in connection with the Transaction. Interest expense as from January 1, 2016 was recalculated taking into consideration the partial debt repayment, consequently, the unaudited pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, reflect a reduction of interest charges on the debentures of R$63,712 and R$156,835, respectively. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and it is assumed that ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive a portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and, as of the date hereof, there has been no determination as to the terms and conditions of any such awards.

  •
  Scenario No. 2 modifies Scenario No. 1 to assume that, in connection with the shareholder vote to approve the Transaction, all of Boulevard's existing Public Shareholders exercise their redemption rights in respect of 37,000,000 Public Shares, and that 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors. This results in ESTR having available cash of at least US$100.0 million (after the payment of transaction costs), which is the minimum required partial debt prepayment of Estre's debentures as a condition to the ability of Estre to consummate the Transaction. Scenario No. 2 further assumes that 1,783,381 Ordinary Shares are issued to the Employee Compensation Entity referred to below and that no additional shares of Boulevard Common Stock are issued. Accordingly, Scenario No. 2 assumes that the Transaction shall result in cash of US$100,000 (R$330,800 at a rate of R$3.308 per US$1.00) after payment of all transaction costs, including the deferred underwriting fees payable to Citigroup Global Markets Inc. and the other underwriters of Boulevard's initial public offering, as referred to in Scenario No. 1. Assuming closing of the Transaction as of June 30, 2017, the capital stock in the unaudited condensed combined pro forma statement of financial position as of June 30, 2017 increases from R$108,104 (comprised of 31,168,235 shares) to R$441,606 comprised of 52,156,235 shares). Such capital stock does not include the Ordinary Shares issuable upon the exercise of the Converted Warrants, as such warrants are estimated to be out of the money. Scenario No. 2 assumes that the net proceeds from the Transaction are used for partial repayment of R$330,800 (US$100,000 at a rate of R$3.308 per US$1.00) of the outstanding debentures issued by Estre in June 2011 and December 2012, to Banco BTG Pactual S.A, Banco Itaú S.A and Banco Santander (Brasil) S.A., which is the minimum mandatory amount of prepayment from the proceeds of equity issuances. For the presentation of the unaudited condensed combined pro forma statement of profit or loss, the indebtedness is assumed to be repaid as of January 1, 2016, taking into account the debt balance comprised of the principal plus interest owed on such date, which amounted to R$1,424,662. A partial debt write-off is reflected in such debt balance, due to a write-off on the balance of the outstanding principal and interest of debentures at the closing date being offered by the creditors in connection with the Transaction, resulting in a reduction in the amount by R$82,700. After the partial debt write-off, taking into account the partial repayment of R$330,800 of outstanding debt, the resulting debt balance as of January 1, 2016 is R$1,011,162, all classified as noncurrent due to a three-year grace period on payments of principal agreed with Estre's creditors in connection with the Transaction. Interest expense as from January 1, 2016 was recalculated taking into consideration the partial debt repayment, consequently, the unaudited pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, reflect a reduction of interest charges on the debentures of R$25,897 and R$96,232, respectively. Scenario No. 2, assumes the cash is fully used for partial repayment of debentures and to pay the costs of the Transaction. Prior to consummation of the Transaction, an entity will be established (referred to herein as the Employee Compensation Entity) and ESTR will issue to the Employee Compensation Entity 1,783,381 Ordinary Shares. Employees of ESTR or its subsidiaries and members of the board of directors of ESTR may receive equity in the Employee Compensation Entity that, subject to any vesting and other conditions that may be imposed, will entitle such employees and directors to receive a portion of the Ordinary Shares held by the Employee Compensation Entity. However, the pro forma statements of profit or loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 do not reflect any adjustment in respect of the executive compensation because no equity interests in the Employee Compensation Entity will be granted at consummation of the Transaction and, as of the date hereof, there has been no determination as to the terms and conditions of any such awards.

        The unaudited condensed combined pro forma financial information should be read in conjunction with the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in the proxy statement/prospectus:

  •
  historical unaudited interim financial statements of Boulevard for the six-month period ended June 30, 2017 and the related notes;

  •
  historical unaudited interim consolidated financial statements of Estre for the six-month period ended June 30, 2017 and the related notes;

  •
  historical audited financial statements of Boulevard for the year ended December 31, 2016 and the related notes; and

  •
  historical audited consolidated financial statements of Estre for the year ended December 31, 2016 and the related notes.

        The historical financial statements of Estre have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the reais. The historical financial statements of Boulevard have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in its functional and presentation of United States dollars.

        The financial statements of Boulevard have been translated into reais for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

  •
  balance sheet: at the exchange rate as of June 30, 2017 of US$1.00 to R$3.308;

  •
  statement of operations for the six-month period ended June 30, 2017: at the average exchange rate for the six-month period ended June 30, 2017 of US$1.00 to R$3.191; and

  •
  statement of operations for the year ended December 31, 2016: at the average exchange rate for the year ended December 31, 2016, of US$1.00 to R$3.449.

        Unless otherwise indicated, amounts in this section are presented in thousands of reais or thousands of U.S. dollars (as indicated).

        No adjustments were required in Boulevards financial statements to convert from U.S. GAAP to IFRS for purposes of this combined unaudited pro forma financial information, except to classify Boulevard's common stock subject to redemption as non-current liabilities under IFRS.

        Unless otherwise indicated, amounts are presented in this section are presented in thousands of reais or thousands of U.S. dollars (as indicated).

Accounting Treatment

        Pursuant to the terms of the Transaction Agreement, upon closing of the transaction, the shareholders of ESTR shall comprise the former shareholders of Estre and certain of the former shareholders of Boulevard (including the holders of the Public Shares of Boulevard which are currently publicly traded). Upon closing of the Transaction, assuming that none of Boulevard's existing Public Stockholders exercise their redemption rights and upon the other assumptions set forth in this supplemental proxy statement/prospectus, under Scenario No. 1, Boulevard's existing stockholders are expected to own approximately 47.7% of the outstanding share capital of ESTR, and the former shareholders of Estre (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) are expected to own approximately 35.0% of the outstanding share capital of ESTR and control ESTR, as the ongoing operations of ESTR will be those of Estre, managed by Estre's senior management. 17.3% of the Ordinary Shares of ESTR will be held by new investors as a result of the private placements. Under Scenario No. 2, upon closing of the Transaction, assuming that all of Boulevard's existing Public Stockholders exercise their redemption rights and upon the other assumptions set forth in this supplemental proxy statement/prospectus, Boulevard's existing Class B stockholders are expected to own approximately 10.6% of the outstanding share capital of ESTR, and the former shareholders of Estre (when taken together with the Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction) are expected to own approximately 59.8% of the outstanding share capital of ESTR and control ESTR, as the ongoing operations of ESTR will be those of Estre, managed by Estre's senior management. 29.6% of the Ordinary Shares of ESTR will be held by new investors as a result of the private placements. Accordingly, the transaction will be accounted for as a reorganization and recapitalization transaction whereby ESTR is created as a holding company of Estre and will concurrently issue new Ordinary shares to the former holders of Boulevard Shares in exchange for the funds held in the Trust Account of Boulevard (a recapitalization). As a result, the assets and liabilities of Estre will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Transaction. All direct costs of the Transaction will be accounted for as a charge to additional paid-in capital.

Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017

(In thousands of reais)

			Scenario No. 1					Scenario No. 2
	Historical Estre	Historical Boulevard	Pro forma adjustments assuming no redemptions	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined	Pro forma adjustments assuming full redemption	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined
ASSETS
Current assets
Cash and cash equivalents	29,536	2,405	1,558,735	(A)/(B)/(D)/(E)	(661,600)	(C)/(E)	929,076	331,315	(A)	(330,800)	(C)/(E)	32,456
Marketable securities	27	—	—		—		27	—		—		27
Trade accounts receivable	798,761	—	—		—		798,761	—		—		798,761
Inventories	8,843	—	—		—		8,843	—		—		8,843
Taxes recoverable	134,703	—	—		—		134,703	—		—		134,703
Other current assets	35,803	192	—		—		35,995	—		—		35,995

Total current assets	1,007,673	2,597	1,558,735		(661,600)		1,907,405	331,315		(330,800)		1,010,785

Noncurrent assets
Marketable securities	3	1,227,420	(1,227,420)	(A)	—		3	(1,227,420)	(A)	—		3
Related parties	12,060	—	—		—		12,060	—		—		12,060
Trade accounts receivable	19,975	—	—		—		19,975	—		—		19,975
Taxes recoverable	4,341	—	—		—		4,341	—		—		4,341
Prepaid expenses	2,491	—	—		—		2,491	—		—		2,491
Deferred taxes	37,652	—	—		—		37,652	—		—		37,652
Other receivables	14,406	—	—		—		14,406	—		—		14,406
Investments	102,608	—	—		—		102,608	—		—		102,608
Property, plant and equipment	689,825	—	—		—		689,825	—		—		689,825
Intangible assets	554,876	—	—		—		554,876	—		—		554,876

Total non-current assets	1,438,237	1,227,420	(1,227,420)		—		1,438,237	(1,227,420)		—		1,438,237

Total assets	2,445,910	1,230,017	331,315		(661,600)		3,345,642	(896,105)		(330,800)		2,449,022

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Financial Position
as of June 30, 2017

(In thousands of reais)

			Scenario No. 1					Scenario No. 2
	Historical Estre	Historical Boulevard	Pro forma adjustments assuming no redemptions	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined	Pro forma adjustments assuming full redemption	Note	Partial Debt Repayment and Write-off	Note	Pro forma Combined
LIABILITIES AND EQUITY
Current liabilities
Loans and financing	9,884	—	—		—		9,884	—		—		9,884
Debentures	1,785,712	—	—		(1,785,712)	(C)	—	—		(1,785,712)	(C)	—
Provision for landfill closure	7,820	—	—		—		7,820	—		—		7,820
Trade accounts payable	106,547	—	—		—		106,547	—		—		106,547
Labor payable	102,636	—	—		—		102,636	—		—		102,636
Tax liabilities	226,410	685	—		—		227,095	—		—		227,095
Accounts payable from acquisition of investments	6,816	—	—		—		6,816	—		—		6,816
Loans from related parties	3,054	182	—		—		3,236	—		—		3,236
Advances from customers	3,584	—	—		—		3,584	—		—		3,584
Accounts payable from land acquisition	6,336	—	—		—		6,336	—		—		6,336
Other liabilities	15,288	777	—		—		16,065	—		—		16,065

	2,274,087	1,644	—		(1,785,712)		490,019	—		(1,785,712)		490,019
Obligations relating to discontinued operation	22,289	—	—		—		22,289	—		—		22,289

Total current liabilities	2,296,376	1,644	—		(1,785,712)		512,308	—		(1,785,712)		512,308

Noncurrent liabilities										—
Loans and financing	6,051	—	—		—		6,051	—		—		6,051
Debentures	—	—	—		958,712	(C)	958,712	—		1,372,212	(C)	1,372,212
Provision for landfill closure	90,395	—	—		—		90,395	—		—		90,395
Provision for legal proceedings	167,841	—	—		—		167,841	—		—		167,841
Provision for investments losses	185	—	—		—		185	—		—		185
Tax liabilities	170,715	—	—		—		170,715	—		—		170,715
Deferred taxes	162,867	—	—		—		162,867	—		—		162,867
Accounts payable from land acquisition	5,109	—	—		—		5,109	—		—		5,109
Other liabilities	25,949	—	—		—		25,949	—		—		25,949
Transaction costs payable	—	42,839	(42,839)	(D)	—		—	(42,839)	(D	—		—
Common shares subject to redemption	—	1,168,994	(1,168,994)	(A)	—		—	(1,168,994)	(A)	—		—

Total non-current liabilities	629,112	1,211,833	(1,211,833)		958,712		1,587,824	(1,211,833)		1,372,212		2,001,324

EQUITY										—
Capital	108,104	17,774	1,543,148	(B)	—		1,669,026	315,728		—		441,606
Capital reserve	750,025	—	—		—		750,025	—		—		750,025
Other comprehensive income	1,667	7	—		—		1,674	—		—		1,674
Treasury shares	(37,403)	—	—		—		(37,403)	—		—		(37,403)
Accumulated losses	(1,314,466)	(1,241)	—		165,400	(C)	(1,150,307)	—		82,700	(C)	(1,233,007)

	(492,073)	16,540	1,543,148		165,400		1,233,015	315,728		82,700		(77,105)
Non-controlling interest	12,495	—	—		—		12,495	—		—		12,495

Total equity	(479,578)	16,540	1,543,148		165,400		1,245,510	315,728		82,700		(64,610)

Total liabilities and equity	2,445,910	1,230,017	331,315		(661,600)		3,345,642	(896,105)		(330,800)		2,449,022

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Profit or Loss
for the Six-Month Period Ended June 30, 2017

(In thousands of reais, except for loss per share)

					Scenario 1					Scenario 2
	Historical Estre		Historical Boulevard		Partial reversal of interest on debentures and finance income	Note	Pro forma			Partial reversal of interest on debentures and finance income	Note	Pro forma
Revenue from services rendered		671,405		—	—			671,405		—			671,405
Costs of services		(477,597)		—	—			(477,597)		—			(477,597)

Gross profit		193,808		—	—			193,808		—			193,808
Operating income (expenses)
General and administrative expenses		(154,896)		(1,787)	—			(156,683)		—			(156,683)
Selling expenses		6,336		—	—			6,336		—			6,336
Share of profit of an associate		2,338		—	—			2,338		—			2,338
Other operating income (expenses), net		17,994		—	—			17,994		—			17,994

Profit before finance income and expenses		65,580		(1,787)	—			63,793		—			63,793
Finance expenses		(316,024)		—	63,712	(AA)		(252,312)		25,897	(AA)		(290,127)
Finance income		5,770		2,977	(2,977)	(E)		5,770		(2,977)			5,770

(Loss) income before income and social contribution taxes		(244,674)		1,190	60,735			(182,749)		22,920			(220,564)
Current income and social contribution taxes.		(4,279)		(916)	—	(BB)		(5,195)		—			(5,195)
Deferred income and social contribution taxes		381,558		—	—	(BB)		381,558		—			381,558

Profit for the period from continuing operations		132,605		274	60,735			193,614		22,920			155,799

Weighted average number of shares (in thousands)		108,104		10,920	(29,868)			89,156	(1)(3)	(66,868)			52,156	(2)(3)
Basic and diluted profit from continuing operations for the period attributable to ordinary equity holders of the parent (in reais)	R$	1.227	R$	0.025			R$	2.172	(3)			R$	2.987	(3)

(1)
Considering Scenario No. 1 (89,156,235 shares (83,606,235 Ordinary Shares and 5,550,000 Class B Shares))

(2)
Considering Scenario No. 2 (52,156,235 shares (46,606,235 Ordinary Shares and 5,550,000 Class B Shares))

(3)
For the year ended December 31, 2016 and six month period ended June 30, 2017, the pro forma basic and diluted earnings per share from continuing operations are the same as the effect of the potential exchange of the 28,250,000 Boulevard warrants for Ordinary Shares of ESTR, has not been included in the diluted earnings per share amount since the exercise price of the dilutive securities has been in excess of the average price for Boulevard's stock since Boulevard's initial public offering and, as such, the warrants are deemed to be out of the money. The warrant exercise price is US$11.50 and the Boulevard stock price has not historically deviated significantly from US$10.00 per share.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

Unaudited Condensed Combined Pro Forma Statement of Profit or Loss
for the Year Ended December 31, 2016

(In thousands of reais, except for loss per share)

					Scenario 1					Scenario 2
		Historical Estre		Historical Boulevard	Partial reversal of interest on debentures and finance income	Ref.	Pro forma			Partial reversal of interest on debentures and finance income	Ref.	Pro forma
		(BB)		(DD)
Revenue from services rendered		1,393,033		—	—			1,393,033					1,393,033
Cost of services		(1,015,824)		—	—			(1,015,824)					(1,015,824)

Gross profit		377,209		—	—			377,209					377,209
Operating income (expenses)
General and administrative expenses		(231,932)		(2,677)	—			(234,609)					(234,609)
Selling expenses		10,495		—	—			10,495					10,495
Share of profit an associate		10,152		—	—			10,152					10,152
Other operating (expenses) income, net		(69,219)		—	—			(69,219)					(69,219)

Profit before finance income and expenses		96,705		(2,677)	—			94,028					94,028
Finance expenses		(383,650)		—	156,835	(AA)		(226,815)		96,232	(AA)		(287,418)
Finance income		53,622		2,291	(2,291)	(E)		53,622		(2,291)			53,622

(Loss) Profit before income and social contribution taxes		(233,323)		(386)	154,544			(79,165)		93,941			(139,768)
Current income and social contribution taxes		(55,435)		(473)	—	(BB)		(55,908)					(55,908)
Deferred income and social contribution taxes		(49,755)		—	—	(BB)		(49,755)					(49,755)

Loss for the year from continuing operations.		(338,513)		(859)	154,544			(184,828)		93,941			(245,431)

Weighted average number of shares (in thousands)		108,104		10,895	(29,843)			89,156	(1)(3)	(66,843)			52,156	(2)(3)
Basic and diluted loss from continuing operations for the period attributable to ordinary equity holders of the parent (in reais)	R$	(3.131)	R$	(0.079)			R$	(2.073)	(3)			R$	(4,706)	(3)

(1)
Considering Scenario No. 1 (89,156,235 shares (83,606,235 Ordinary Shares and 5,550,000 Class B Shares))

(2)
Considering Scenario No. 2 (52,156,235 shares (46,606,235 Ordinary Shares and 5,550,000 Class B Shares))

(3)
For the year ended December 31, 2016 and six month period ended June 30, 2017, the pro forma basic and diluted earnings per share from continuing operations are the same as the effect of the potential exchange of the 28,250,000 Boulevard warrants for Ordinary Shares of ESTR, has not been included in the diluted earnings per share amount since the exercise price of the dilutive securities has been in excess of the average price for Boulevard's stock since Boulevard's initial public offering and, as such, the warrants are deemed to be out of the money. The warrant exercise price is US$11.50 and the Boulevard stock price has not historically deviated significantly from US$10.00 per share.

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

 Notes to the Unaudited Condensed Combined Pro Forma Financial Information

1.     Basis of Pro Forma Presentation

        The unaudited condensed combined pro forma statement of financial position as of June 30, 2017, is based on the unaudited condensed consolidated historical statement of financial position of Estre and the unaudited condensed historical balance sheet of Boulevard of June 30, 2017, included in the proxy statement/prospectus, and gives effect on a pro forma basis to the Transaction as if it has been closed on June 30, 2017.

        The unaudited condensed combined pro forma statements of profit and loss for the six-month period ended June 30, 2017 and for the year ended December 31, 2016, are based on the historical consolidated statement of profit or loss of Estre and the historical statements of operations of Boulevard, included in the proxy statement/prospectus, and combine the results of operations of Estre and Boulevard, giving effect to the transactions described in "The Transaction Agreement" and "Certain Agreements Related to the Transaction", as if the closing of the Transaction had occurred on January 1, 2016.

        Under IFRS the Transaction will be recorded as a recapitalization in substance. This determination was primarily based on Estre comprising the ongoing operations of ESTR and Estre's senior management comprising the senior management of ESTR. Accordingly, for accounting purposes, the Transaction will be treated as the equivalent of Estre issuing shares for the net assets of Boulevard, accompanied by a recapitalization. The net assets of Boulevard will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transaction will be those of Estre. See "Accounting Treatment." The consolidated historical financial statements have been adjusted in the unaudited condensed combined pro forma financial information to give pro forma effect to events which are: (1) directly related to the transactions carried out; (2) factually supportable; and (3) with regard to the income statement which should have a continuous impact on the condensed income statement. The unaudited condensed combined pro forma financial information does not reflect the impact of any possible revenue improvements or cost reduction initiatives that may be carried out after the completion of the Transaction.

2.     Adjustments to the Unaudited Combined Pro Forma Statement of Financial Position

        (A)  Capital structure adjustment—Under Scenario No. 1, all of the outstanding shares of Boulevard will automatically convert into shares of ESTR. In addition, 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors for an aggregate purchase price of US$130,000,000. Furthermore, 3,700,000 shares of Boulevard Class B Common Stock are forfeited. This will result in the issuance of 73,718,235 shares (31,168,235 Ordinary Shares to Estre shareholders and 42,550,000 shares to Boulevard shareholders, of which 37,000,000 are Ordinary Shares and 5,550,000 shares are Class B Shares, as 3,700,000 Boulevard Class B shares are forfeited) for a net amount of R$1,128,695 (US$341,180 at a rate of R$3.308 per US$1.00), representing gross proceeds of R$1,227,420 (US$371,024 at a rate of R$3.308 per US$1.00), less estimated transaction costs of R$98,725. Subsequently, such amount will be contributed into Estre.

        Under Scenario No. 2, all of Boulevard's 37,000,000 Public Shares are redeemed in connection with the consummation of the Transaction. In addition, 15,438,000 Ordinary Shares will be issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors for an aggregate purchase price of US$130,000,000. Furthermore, and 3,700,000 shares of Boulevard Class B Common Stock are forfeited, providing the minimum net proceeds of US$100 million plus the amount of Estimated Closing Transaction Expenses required for the closing of the Transaction Agreement.

	Scenario No. 1		Scenario No. 2
Number of ESTR Ordinary Shares issued to Boulevard shareholders in exchange of 35,338,417 shares of Class A redeemable stock and 1,661,583 shares of Class A Common Stock		37,000,000		—
Number of ESTR Ordinary Shares issued in in the private placements		15,438,000		15,438,000
Number of ESTR Class B Shares issued to the Sponsor in exchange of 9,250,000 shares of Class B Common Stock		5,550,000		5,550,000
Number of ESTR Ordinary Shares issued to Estre shareholders in exchange of 108,104,368 common shares(1)		31,168,235		31,168,235

Total number of shares issued by ESTR		89,156,235 (2)		52,156,235 (3)

Gross proceeds (US$ thousand)	US$	501,024	US$	130,000
Less estimated transaction costs (US$ thousand)		(29,844)		(29,844)

Net proceeds (US$ thousand)	US$	471,180	US$	100,156

Gross proceeds (R$ thousand, converted at R$3.308 per US$1.00)	R$	1,657,460	R$	430,040
Less estimated transaction costs (R$ thousand)		(98,725)		(98,725)

Net proceeds (R$ thousand)	R$	1,558,735	R$	331,315

(1)
Includes Ordinary Shares to be held by the Employee Compensation Entity immediately prior to the closing of the Transaction.

(2)
Scenario No. 1 is based on 89,156,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming no redemptions of the 37,000,000 shares of Boulevard Class A Common Stock, 15,438,000 Ordinary Shares are issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors and forfeiture of 3,700,000 shares of Boulevard Class B Common Stock in connection with the consummation of the Transaction and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus, as such Converted Warrants are estimated to be out of the money.

(3)
Scenario No. 2 is based on 52,156,235 Ordinary Shares issued and outstanding upon consummation of the Transaction, assuming the redemption of all of the 37,000,000 shares of Boulevard Class A Common Stock in connection with the consummation of the Transaction, 15,438,000 Ordinary Shares are issued to institutional investors pursuant to the private placement subscription agreements that have been entered into with such institutional investors and 3,700,000 shares of Boulevard Class B Common Stock are forfeited pursuant to the Forfeiture and Waiver Agreement and does not include Ordinary Shares issuable upon exercise of the Converted Warrants, which may not be exercised within 60 days of the date of this proxy statement/prospectus, as such Converted Warrants are estimated to be out of the money.

        (B)  Release of Boulevard's Restricted Cash and Proceeds from Private Placements—Applicable to Scenario No. 1, after the closing of the Transaction pursuant to the Transaction Agreement and assuming that no additional Boulevard public share holder elects to redeem its Public Shares with regard to the shareholder vote to approve the Transaction with Estre, this adjustment reflects the release of restricted cash and cash equivalents of R$1,227,420 held by Boulevard as of June 30, 2017, less cash disbursements for the payment of transactions costs. Consequently, such funds are transferred to ESTR's unrestricted cash.

Description	Adjustments	(in thousands of reais)
Release of Boulevard's restricted cash	A	1,227,420
Proceeds from Private Placements	A	430,040
Payment of Boulevard's liabilities for transaction costs	D	(42,839)
Payment of Estre transaction costs	D	(55,886)

(=) Subtotal of payments with transaction costs	D	(98,725)

Balance of cash in ESTR		1,558,735

        As a result of Boulevard's Public Shareholders approving the Transaction, R$1,168,994 relating to 35,338,417 Boulevard Class A common shares subject to redemption are reclassified from non-current liabilities to shareholders' equity, adjusted for the capitalization of Estre's transaction costs that had not already been recorded as a liability.

Description	Adjustments	(in thousands of reais)
Issuance of Ordinary Shares in the private placements	A	430,040
Reclassification of Boulevard Class A common stock to equity	A	1,168,994
Capital issuance costs	D	(55,886)

Capital increase in ESTR		1,543,148

        Under Scenario No. 2, all of Boulevard's public shareholders are assumed to exercise their redemption rights in respect of 37,000,000 Public Shares and the capital increase in ESTR is substantially related to the issuance of ordinary shares in the private placements.

        (C)  Partial debt prepayment with debenture holders—to reflect the partial debt prepayment of Estre's debentures with a carrying value of R$1,786,454 as of June 30, 2017, for an amount of R$330,800 (US$100,000 at a rate of R$3.308 per US$1.00), in cash. In addition, a partial debt write-off of amounting to R$165,400 and R$ 82,700 under Scenario No.1 and Scenario No.2, respectively, of the principal amount of the debentures, as agreed between Estre and the Creditors on December 7, 2017 in connection with the Transaction, was reduced from the balance of the debentures. This results in a pro forma debenture balance under Scenario No.1 and Scenario No.2 of R$958,712 and R$13,712,312 respectively as of June 30, 2017, which has been classified as non-current. See "Debt Restructuring—Debt Restructuring and New Debt" in the proxy statement/prospectus for further information.

        Set forth below is a summary of the pro forma impact to the statement of financial position as of June 30, 2017, taking into consideration the partial debt prepayment, under Scenarios No. 1 and No. 2, respectively.

Description	Historical balance as of June 30, 2017	Deduction—partial debt write-off	Partial debt prepayment	Pro forma— Scenario 1
Banco BTG Pactual S.A.	892,857	(82,700)	(330,800)	479,357
Banco Itaú S.A.	446,427	(41,350)	(165,400)	239,677
Banco Santander (Brasil)	446,428	(41,350)	(165,400)	239,678

Total (principal and interest)	1,785,712	(165,400)	(661,600)	958,712

Description	Historical balance as of June 30, 2017	Deduction—partial debt write-off	Partial debt prepayment	Pro forma— Scenario 2
Banco BTG Pactual S.A.	892,857	(41,350)	(165,400)	686,107
Banco Itaú S.A.	446,427	(20,675)	(82,700)	343,052
Banco Santander (Brasil)	446,428	(20,675)	(82,700)	343,053

Total (principal and interest)	1,785,712	(82,700)	(330,800)	1,372,212

        (D)  Payment of Transaction Costs—to reflect the estimated cash payment of transaction costs of R$98,725 in connection with the Transaction. R$42,839 were paid to settle Transaction costs payable by Boulevard and the remaining balance of R$55,886 capital issuance costs were adjusted in the capital account. A breakdown of such costs is set forth below:

Description	(in thousands of reais)
Deferred underwriting fees	42,839
Investment banking and financial advisory services	10,089
Legal agreements, due diligence and issuance record	22,661
Accounting, financial reporting, printing and other	23,136

Total	98,725

        Transaction costs related to the EcoPower Solutions agreement as described on page 161 of the proxy statement/prospectus have not been reflected in the condensed combined pro forma statement of financial position or condensed combined statement of profit or loss. The substance of the transaction is of a contingent fee (akin to a finder fee) to be paid to EcoPower Solutions, LLC in the form of the transfer to EcoPower Solutions, LLC of a portion of the shares of Boulevard's Class B common stock held by Boulevard's Sponsor. Although the payment is to be made by the Sponsor, it is expected that this fee will be recorded at the Boulevard level as a closing cost when the transaction closes, and measured at the excess of the fair value of the shares at closing over their purchase price. Accordingly, no adjustment has been recorded in the combined pro forma statement of financial position as the entry to record this transaction would be both a debit and credit to Boulevard's equity, and no adjustment would be reflected in the combined pro forma statement of profit or loss as the transaction results in a nonrecurring charge directly related to the Transaction.

        (E)  Cash balance—reflects the pro forma cash balance, after giving effect to the cash contribution to ESTR by Boulevard, the payment of the purchase price for the issuance of the Ordinary Shares in the private placements and partial debt prepayment of debentures net of transaction costs. It is assumed that the cash balance was deposited in a non-interest bearing bank account and accordingly no interest income is reflected in the unaudited condensed combined pro forma statements of profit or loss.

        Details in the pro forma cash balance as of June 30, 2017 are as follows:

Cash and cash equivalents	Scenario No. 1	Scenario No. 2
Historical balance as of June 30, 2017	31,941	31,941
Pro forma adjustments
Issuance of Ordinary Shares in the private placements(A)	430,040	430,040
Restricted cash contributed by Boulevard(B)	1,227,420	—
Partial prepayment of debentures(C)	(661,600)	(330,800)
Payment of transaction costs(D)	(98,725)	(98,725)

Total pro forma adjustments	897,135	515

Pro forma cash and cash equivalents balance as of June 30, 2017	929,076	32,456

        (F)  Angra Put Option—The unaudited interim combined pro forma statement of financial position and the unaudited combined pro forma statements of profit or loss have not been adjusted to reflect the impact of the exercise of Angra's put option as it is uncertain if the put option will be exercisable upon the consummation of the Transaction and if exercisable, whether Angra will actually exercise.

        The aggregate put option price at which the put option is exercisable by Angra, whether exercisable with respect to its Estre Shares or the Ordinary Shares into which its Estre Shares have been exchanged, in either case ranges between R$66.5 million and R$79.4 million (US$21.0 million and US$24.0 million), with the exact aggregate put option price dependent on the amount of cash available at Boulevard at the closing of the Transaction.

        The Angra Put Option is not accounted for as a liability in Estre's historical financial statements as it only becomes exercisable in the event Angra is diluted to a holding of less than 5% of Estre's shares, an event which is under Estre's control.

        Had the Angra put option been reflected in the unaudited interim combined pro forma statement of financial position and the unaudited combined pro forma statements of profit or loss, this would result in the recognition of liability for approximately the amounts mentioned above and a loss for the difference between the amounts above and the carrying amount of Angra shares in Estre.

        See "Certain Agreements Related to the Transaction—Angra Put Option Rights" in the proxy statement/prospectus for further information).

3.     Adjustments to the Unaudited Combined Pro Forma Statements of Profit or Loss

        (AA)  Reduction of finance expenses—to reflect the pro forma reduction in finance expenses as a result of the prepayment of debentures.

        The pro forma reduction in finance expenses was calculated assuming that the debenture balance was prepaid on January 1, 2016, as follows:

Description	Debenture balance Scenario 1	Debenture balance Scenario 2
Historical balance as of January 1, 2016	1,424,662	1,424,662
Partial debt write off	(165,400)	(82,700)
Partial debt prepayment	(661,600)	(330,800)

Total pro forma debenture balance (principal and interest) as of January 1, 2016	597,662	1,011,162

Pro forma interest for the year ended December 31, 2016	100,108	169,370

Total pro forma debenture balance (principal and interest) as of January 1, 2017	697,770	1,180,532

        The pro forma interest expense recalculated on the debt balance as of January 1, 2016, of R$597,662 under Scenario No. 1, and of R$1,011,162 under Scenario No. 2, was at the interest rate of CDI plus a spread of 2.00% per annum, which for the year ended December 31, 2016 was an average rate of 16.75% p.a. and for the six month period ended June 30, 2017 was an average rate of 14.18% p.a. Under Scenario No. 1, the effect of a 1/8 increase or decrease in the interest rate of CDI plus 2.00% per annum applied to the balance of Estre's adjusted indebtedness as from January 1, 2016 of R$597,662 has the effect of increasing or decreasing pro forma finance expense by R$5,186 for the six month period ended June 30, 2017 or by R$12,514 for the year ended December 31, 2016. Under Scenario No. 2, the effect of a 1/8 increase or decrease in the interest rate of CDI plus 2.00% per annum applied to the balance of Estre's adjusted indebtedness as from January 1, 2016 of R$1,011,162 has the effect of increasing or decreasing pro forma finance expense by R$8,774 for the six month period ended June 30, 2017 or by R$21,171 for the year ended December 31, 2016.

        Set forth below is a detail of the calculation of the pro forma finance expense for the six-month period ended June 30, 2017 and for the year ended December 31, 2016.

For the six-month period ended June 30, 2017

Profit and loss account	Historical consolidated statement of profit or loss	Pro forma adjustment	Pro forma— Scenarios 1	Pro forma adjustment	Pro forma— Scenarios 2
Interest on loans/debentures	(118,370)	63,712	(54,658)	25,897	(92,473)
Other financial expenses	(197,654)	—	(197,654)	—	(197,654)

Total	(316,024)	63,712	(252,312)	25,897	(290,127)

For the year ended December 31, 2016

Profit and loss account	Historical consolidated statement of profit or loss	Pro forma adjustment	Pro forma— Scenarios 1	Pro forma adjustment	Pro forma— Scenarios 2
Interest on loans/debentures	(244,430)	156,835	(87,595)	96,232	(148,198)
Other financial expenses	(139,220)	—	(139,220)	—	(139,220)

Total	(383,650)	156,835	(226,815)	96,232	(287,418)

        (BB)  Pro forma current and deferred income and social contribution taxes—Estre's indebtedness which will be partially repaid in connection with the Transaction is held in Estre Ambiental S.A., the parent company of the operating companies consolidated by Estre Ambiental S.A., which reported tax losses and no current income and social contribution tax expense for the year ended December 31, 2016 and the six month period ended June 30, 2017. The amounts recorded as an expense for current income and social contribution taxes in Estre's consolidated statement of profit and loss relate entirely to other subsidiaries of Estre, and not to Estre Ambiental S.A. Therefore, the current income tax effect on the pro forma adjustment (AA), above, has not been calculated as Estre Ambiental S.A. will continue reporting tax losses on a pro forma basis for the periods presented, even after giving effect to the Debt Restructuring and reduction of financial expenses.

        This Supplement updates the disclosure in the sections entitled "Selected Unaudited Condensed Combined Pro Forma Information" beginning on page 65 of the Proxy Statement/Prospectus and "Unaudited Condensed Combined Pro Forma Information" beginning on page 165 of the Proxy Statement/Prospectus as well as any other applicable section of the Proxy Statement/Prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        Boulevard files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Boulevard's SEC filings, including the Proxy Statement/Prospectus, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Boulevard files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

        If you would like additional copies of the Proxy Statement/Prospectus or this Supplement or if you have questions about the Transaction or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

  Stephen S. Trevor
  Boulevard Acquisition Corp. II
  399 Park Avenue, 6th Floor New York, NY 10022
  Tel: (212) 905-2888
  Email: info@boulevardacq.com

        You may also obtain these documents by requesting them in writing or by telephone from Boulevard's proxy solicitation agent at the following address and telephone number:

  Morrow Sodali LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  Toll free: (800) 662-5200
  Email: blvd.info@morrowco.com

        All information contained or incorporated by reference in the Proxy Statement/Prospectus or this Supplement relating to Boulevard has been supplied by Boulevard, and all such information relating to Estre has been supplied by Estre. Information provided by either Boulevard or Estre does not constitute any representation, estimate or projection of any other party.

        None of Boulevard, ESTR or Estre has authorized anyone to give any information or make any representation about the Transaction or their companies that is different from, or in addition to, that contained in this Supplement or the Proxy Statement/Prospectus or in any of the materials that have been incorporated in this Supplement or the Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in the Proxy Statement/Prospectus does not extend to you. The information contained in the Proxy Statement/Prospectus or this Supplement speaks only as of the date of the Proxy Statement/Prospectus, or this Supplement, as applicable, unless the information specifically indicates that another date applies.

 FORWARD-LOOKING STATEMENTS

        Please refer to the section entitled "Cautionary Statement Regarding Forward-Looking Statement" beginning on page 75 of the Proxy Statement/Prospectus.

*        *        *

        If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy prior to the special meeting. If your shares are held in "street name" you may revoke any prior vote or proxy by following the procedures provided to you by your bank or broker until 11:59 P.M. Eastern Daylight Time on December 20, 2017.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED PURSUANT TO THE PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Supplement is dated December 15, 2017 and is first being mailed on or about December 15, 2017.

QuickLinks

  Filed pursuant to Rule 424(b)(3) Registration No. 333-220428
SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS
PRIVATE PLACEMENTS
DEBT REPAYMENT
COMPARATIVE PER SHARE DATA
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION
Notes to the Unaudited Condensed Combined Pro Forma Financial Information
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS